Exhibit 23.2

NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP

          Section 11(a) of the Securities Act of 1933 provides that if any part of a registration statement, when such part became effective, contained an untrue statement of a material fact, or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement, with respect to the statement in such registration statement, report, or valuation, which purports to have been prepared or certified by the accountant.

          On June 3, 2002, MarineMax, Inc. (the “Company”) dismissed Arthur Andersen LLP (“Andersen”) as its independent auditor and appointed Ernst & Young LLP to replace Andersen. Prior to the date of filing this Form 10-K, Andersen ceased operations. As a result, after reasonable efforts, the Company has been unable to obtain Andersen’s written consent to the incorporation by reference of Andersen’s audit report dated October 18, 2001 appearing in the Company’s Form 10-K for the fiscal year ended September 30, 2001 into our Registration Statements (Reg. Nos. 333-63307, 333-69911, 333-85835, 333-30094, and 333-83332). Such audit report is included in this Form 10-K.

          Under these circumstances, Rule 437a under the Securities Act of 1933 permits the Company to file this Form 10-K, which is incorporated by reference into the above listed registration statements, without a written consent from Andersen. However, as a result, Andersen will not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Andersen or any omissions of a material fact required to be stated therein. Accordingly, you would be unable to assert a claim against Andersen under Section 11(a) of the Securities Act. The Company believes, however, that other persons who are liable under Section 11(a) of the Securities Act, including the officers and directors of the Company, may still rely on Andersen’s audit reports as being made by an expert under the due diligence defense provision of Section 11(b) of the Securities Act. The law in this area remains unsettled, however, and no assurance can be given that a court will find such reliance to be justified.